As filed with the Securities and Exchange Commission on February 10, 2006
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Horizon Offshore, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	2500 CityWest Boulevard Suite 2200 Houston, Texas 77042 (713) 361–2600 Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	76-0487309 (I.R.S. Employer Identification Number)

David W. Sharp	Copy to:
Chief Executive Officer
Horizon Offshore, Inc.
2500 CityWest Boulevard, Suite 2200
Houston, Texas 77042
(713) 361-2600
(Names, address, including zip code, and telephone number,
including area code, of agent for service)	William B. Masters Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. 201 St. Charles Avenue, 51st Floor New Orleans, Louisiana 70170-5100 (504) 582-8000 Fax: (504) 582-8012

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     From time to time after the effective date of this registration statement as determined by market conditions and other factors.

          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
          If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
          If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		maximum	maximum
Title of each	Amount	offering	aggregate
class of securities	to be	price per	offering	Amount of
to be registered	registered	unit(1)	price(1)	registration fee
Common Stock, $.00001 par value	641,671,157	$1.125	$721,880,051.63	$77,241.17

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low sales price of the registrant’s common stock on February 3, 2006.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED FEBRUARY 10, 2006
The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
Prospectus
Horizon Offshore, Inc.
641,671,157 Shares
Common Stock
     This prospectus relates to the offer and sale of 641,671,157 shares of our common stock by the selling stockholders named in the “Selling Stockholders” section of this prospectus. The shares offered by this prospectus consist of (i) 554,139,356 shares issued upon the conversion or exchange of our Series B Mandatorily Convertible Redeemable Preferred Stock, (ii) 52,650,000 shares issued in a private placement and (iii) 34,881,801 shares issued upon exchange of a portion of our 8% Subordinated Secured Notes due March 31, 2010. We will not receive proceeds from any sale of common stock by the selling stockholders.
     The selling stockholders may offer the shares from time to time in a number of different ways and at varying prices. For more information on the methods of sale, you should refer to the section of this prospectus entitled “Plan of Distribution.” We do not know which or in what amount the selling stockholders may sell the shares offered by this prospectus.
     Trading in our common stock is in the over-the-counter market, primarily through listings in the OTC Bulletin Board under the symbol “HOFF.OB,” but our common stock is not currently listed or quoted on any recognized national or regional securities exchange or market. On February 9, 2006, the last reported sales price of our common stock was $1.17 per share.
     Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 1 for information that you should consider before investing in the common stock.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is      , 2006.

     You should rely only on information contained in this prospectus and any prospectus supplement and those documents incorporated by reference herein. We have not authorized anyone else to provide you with different information. Neither we nor the selling stockholders are making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of those documents.

THE COMPANY
     We provide marine construction services for the offshore oil and gas and other energy related industries and perform work as awarded domestically in the U.S. Gulf of Mexico, and internationally in Latin America, West Africa, and Southeast Asia/Mediterranean. Our primary services include:
•	installing pipelines;

•	providing pipebury, hook-up and commissioning services;

•	installing production platforms and other structures; and

•	disassembling and salvaging production platforms and other structures.
     We have our principal executive offices at 2500 CityWest Boulevard, Suite 2200, Houston, Texas 77042. Our telephone number is (713) 361-2600. References to “Horizon,” “Company,” “we,” “us,” “our” and similar terms refer to Horizon Offshore, Inc. and its subsidiaries.
RISK FACTORS
     An investment in our securities involves significant risks. You should carefully consider the following risk factors before you decide to buy any of our securities. You should also carefully read and consider all of the information we have included, or incorporated by reference, in this prospectus before you decide to buy any of our securities.
     We operate in a rapidly changing business environment that involves substantial risk and uncertainty. As a result, the trading price of our common stock is expected to continue to be volatile and could decline, and you could lose a substantial portion of the money you paid to buy our common stock. The following discussion addresses some of the risks and uncertainties that could cause, or contribute to causing, actual results to differ materially from expectations. We caution all readers to pay particular attention to the descriptions of risks and uncertainties described below and in other sections of this report and our other filings with the Securities and Exchange Commission (“SEC”).
     If any of the following risks actually occur, our business, our financial condition or results of operations could be materially adversely affected. In such case, the trading price of our common stock could decline and we may be forced to consider additional alternatives.
     All phases of our operations are subject to a number of uncertainties, risks and other influences, many of which are beyond our control. Any one of such influences, or a combination, could materially affect the results of our operations and the accuracy of forward-looking statements made by us. Some important factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in our forward-looking statements include the following:
•	our ability to meet our significant debt service and other obligations;

•	our ability to finance our capital requirements;

•	our ability to obtain additional financing needed in the future;

•	our substantial debt of approximately $130.1 million as of December 31, 2005 continues to adversely affect our financial condition;

•	our ability to comply with our financial and other covenants in the future;

•	the potential impairment of our assets in the future;

•	we have had operating losses for 2002, 2003 and 2004, and may incur operating losses in the future;

•	the outcome of the arbitration of our claims against Pemex;

•	the outcome of litigation with the underwriters of the insurance coverage on the Gulf Horizon;

•	our common stock was delisted from the Nasdaq National Market in April 2005;

•	the potential receipt of an audit opinion with a “going concern” explanatory paragraph from our independent registered public accounting firm would likely adversely affect our operations;

•	our largest stockholders may continue to have a significant degree of influence over us;

•	industry volatility, including the level of capital expenditures by oil and gas companies due to fluctuations in the price, and perceptions of the future price of oil and gas;

•	our ability to obtain performance bonds and letters of credit if required to secure our performance under new international contracts;

•	contract bidding risks, including those involved in performing projects on a fixed-price basis and extra work performed outside the original scope of work, and the successful negotiation and collection of such contract claims;

•	the highly competitive nature of the marine construction business;

•	operating hazards, including the unpredictable effect of natural occurrences on operations and the significant possibility of accidents resulting in personal injury and property damage;

•	seasonality of the offshore construction industry in the U.S. Gulf of Mexico;

•	risks involved in the expansion of our operations into international offshore oil and gas producing areas, where we have previously not been operating;

•	our dependence on the continued strong working relationships with significant customers operating in the U.S. Gulf of Mexico;

•	percentage-of-completion accounting;

•	the continued active participation of our executive officers and key operating personnel;

•	the effect on our performance of regulatory programs and environmental matters;

•	the risks involved in joint venture operations required from the time to time on major international projects; and

•	a possible terrorist attack or armed conflict could harm our business.
     A more detailed discussion of the foregoing factors follows:

Risks Relating to our Financial Condition
Our ability to finance our debt obligations and capital requirements depends on increased cash flow from our operations and obtaining additional external sources of financing
     We require substantial working capital to fund our business and meet our significant debt service and other obligations. As of December 31, 2005, we had total indebtedness of approximately $130.1 million. Our ability to service our existing debt, provide working capital and fund our capital expenditure requirements will depend on our ability to generate cash and obtain additional financing in the future. It is of critical importance that we successfully perform our marine construction projects, continue to obtain additional projects and collect our receivables for work we perform. Our ability to generate cash in the future depends on demand for construction services by the oil and gas industry as a result of the levels of capital expenditures by oil and gas companies and to competitive, general economic, financial, and many other factors that may be beyond our control.
     We cannot provide assurance that we will be able to generate sufficient cash flow from operations to provide us with the working capital required to support our operations. We, therefore, expect to continue to experience periodic cash demands that exceed our cash flow. As a result, adequate financing with terms appropriate for our business is of critical importance to provide us with the working capital required to support our operations. In addition, we do not believe that our available cash resources will be sufficient to retire our existing debt maturing in 2006, and we will be required to obtain additional financing. Failure to generate sufficient revenues, obtain additional financing or reduce cash used by operating activities would have a material adverse effect on our business, results of operations and financial condition.
Our ability to obtain external sources of financing is uncertain
     As described above, we will be required to obtain additional financing in the future. To obtain this additional financing, we will evaluate all available financing sources, including, but not limited to, the issuance of equity or debt securities. Funds raised through the issuance of additional equity may have negative effects on our stockholders, such as a dilution in percentage of ownership, and the rights, preferences or privileges of the new security holders may be senior to those of the common stockholders. We cannot provide assurance that we will be able to refinance any of our indebtedness maturing in 2006 on commercially reasonable terms or at all or obtain additional debt or equity financing in an amount sufficient to enable us to meet our contractual cash obligations and pay our indebtedness. If we are unable to obtain additional financing or generate cash flow sufficient to meet our debt service and other contractual cash obligations, management may be required to explore alternatives to reduce cash used by operating activities, including not pursuing construction projects that may otherwise appear to be promising to us due to the amount of working capital required to support the project.
Our substantial indebtedness could adversely affect our financial health
     Our high level of debt could have important consequences, including the following:
•	inability of our current cash generation level to support future interest and principal payments on our high level of debt;

•	inadequate cash for other purposes, such as capital expenditures and other business activities since we will need to use a significant portion of our operating cash flow to pay principal and interest on our outstanding debt;

•	increase our vulnerability to general adverse economic and industry conditions, including reduced levels of demand for marine construction services on the outer continental shelf of the U.S. Gulf of Mexico;

•	limit our flexibility in planning for, or reacting to, changes in demand for our services in international areas, including mobilizing vessels between market areas;

•	place us at a greater competitive disadvantage compared to our competitors that have less debt;

•	limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds or dispose of assets; and

•	the potential of receiving an audit opinion with a “going concern” explanatory paragraph from our independent registered public accounting firm.
We have had three consecutive years of operating losses and may incur additional operating losses in the future
     We reported operating losses of $(34.2) million, $(69.7) million and $(1.3) million for the years ended December 31, 2004, 2003 and 2002, respectively. As of September 30, 2005, we had an accumulated deficit of approximately $(157.9) million. Because of the volatility of our business operations, we may not be profitable in the future. If we do achieve profitability in any period, we may not be able to sustain or increase such profitability on a quarterly or annual basis. We had cash flows provided by (used in) operations of $2.1 million for 2004, $(53.1) million in 2003 and $48.5 million in 2002. Insufficient cash flows may adversely affect our ability to fund capital expenditures and pay debt service and other contractual obligations. If revenue generated from our existing backlog or any new projects awarded is less than estimated, we experience difficulty in collecting contractual amounts, or operating expenses exceed our expectations, our business, results of operations and financial condition may be materially and adversely affected.
Our future financial results could be adversely impacted by asset impairments or other charges
     In the past, we have recorded asset impairment losses and charges on assets, including several of our marine construction vessels, the carrying value of which we determined were in excess of their estimated fair value. We will continue to review our long-lived assets for impairment that may occur as a result of changes in our business plans, a significant decrease in the market value of long-lived assets, or change in the physical condition of a long-lived asset or the extent or manner in which it is being used or a severe or sustained downturn in the oil and gas industry. The amount of any impairment charge could be significant, and could have a material adverse effect on our financial results for the period in which the charge is taken.
Our credit facilities contain covenants that we may not be able to comply with in the future and that limit many aspects of our operations
     Our credit facilities contain financial covenants and a significant number of other covenants that limit many aspects of our operations, including our ability to issue additional capital stock, create additional liens, incur additional debt, enter into affiliate transactions, dispose of assets, make any investments, pay dividends, make payments and settle claims, in each case without the consent of our lenders. In the future, we may not be able to meet our financial covenants, and, during the normal course of operating our business, comply with one or more of these covenants that limit our operations. Any failure to comply with these covenants could result in a default under our credit facilities. We, therefore, expect we will need to continue to seek waivers or consents from our lenders on a periodic basis. There is no assurance that our lenders will continue to provide waivers or consents, or that such waivers or consents will be obtained without the payment of fees or other consideration, which could be substantial. In the event that we are unable to obtain a waiver of any future violations, our lenders would have the right to accelerate our debt with them, and cross-default provisions would result in the acceleration of all of our debt. If this occurs, we will have to consider alternatives to settle our existing liabilities with our limited resources, including seeking protection from creditors through bankruptcy proceedings.
Our ability to obtain performance bonds and letters of credit required to secure our performance under contracts may affect our ability to bid and obtain contract awards
     In light of our current financial position, we may be required to provide cash collateral to secure future performance bonds and letters of credit on large international contracts, as was the case with respect to the IEC project during 2004. If we are unable to obtain unsecured performance bonds and letters of credit or secure them with cash collateral when and if required, we may not be able to bid on or obtain contracts requiring performance bonds or letters of credit, which could adversely affect our results of operations and financial condition.
The outcome of our arbitration with Pemex, litigation with the underwriters of the insurance coverage of the Gulf Horizon, and the outcome of any future arbitration and litigation may adversely affect our liquidity and financing requirements
     In April 2005, we submitted our remaining Pemex EPC 64 contract claim to arbitration in Mexico in accordance with the Rules of Arbitration of the International Chamber of Commerce. A failure to recover any amounts from Pemex in arbitration or our lawsuit against the underwriters on the policy for marine hull insurance covering physical damage to the Gulf Horizon during its tow to Israel to perform the IEC project will place additional pressure on and adversely affect our liquidity.
Receiving a “going concern” explanatory paragraph to our audit opinion would adversely affect our operations
     Receiving an audit opinion with a “going concern” explanatory paragraph from our independent registered public accounting firm would adversely affect our operations, including our ability to obtain additional projects and generate sufficient cash flow from operations to meet our obligations. Concerns regarding our ability to continue operations as a result of receiving an audit opinion with an explanatory paragraph about our ability to continue as a going concern may cause our customers to decide not to conduct business with us or conduct business with us on terms that are less favorable than those customarily extended by them. In addition, our vendors, suppliers and subcontractors may determine not to conduct business with us or to further reduce any trade credit they extend to us. Further, the receipt of a “going concern” opinion would violate the covenants contained in one of our credit facilities and could trigger the cross default provision of our other debt agreements. Any of these factors could have a further material adverse affect on our business, financial condition, results of operations and cash flows. If we are unable to continue as a going concern, we will have to consider alternatives to settle our existing liabilities with our limited resources, including seeking protection from creditors through bankruptcy proceedings. As a result, investments in our securities may be highly speculative.
     A “going concern” opinion indicates that the financial statements have been prepared assuming we will continue as a going concern and do not include any adjustments to reflect the possible future effects of the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty. We must successfully perform our existing marine construction projects and continue to obtain additional projects that provide us with the cash flow necessary to meet our existing obligations. Our failure to generate positive cash flow from performing marine construction projects would materially and adversely affect our ability to continue as a going concern.
Risks Relating to Our Securities
The price of our common stock has been highly volatile due to factors that will continue to affect the price of our stock
     Our common stock closed as high as $2.01 and as low as $0.24 per share between January 1, 2005 and January 31, 2006. Historically, the over-the-counter markets for securities such as our common stock have experienced extreme price fluctuations. Some of the factors leading to this volatility include:
•	fluctuations in our quarterly revenue and operating results;

•	announcements of project awards by us or our competitors;

•	market perceptions regarding the outlook for operations in the U.S. Gulf of Mexico;

•	the increase in outstanding shares of common stock (i) upon the conversion or exchange of our Series B preferred stock, (ii) upon the completion of the private placement of our common stock,

(iii) as a result of the exchange of a portion of our 8% Subordinated Secured Notes and (iv) any additional issuances of common stock we may make to repay our existing debt or raise additional capital; and

•	the other matters described in this “Risk Factors” section.
     There is no assurance that the price of our stock will not continue to be volatile in the future.
Our common stock is considered “a penny stock” and may be difficult to sell
     The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions. Presently, the market price of our common stock is substantially less than $5.00 per share and therefore is designated as a “penny stock” according to SEC rules. This designation requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our common stock and may affect the ability of investors to sell their shares.
Our largest stockholders may continue to have a significant degree of influence over us unless all or a substantial portion of the shares described in this prospectus are sold, and they may make decisions with which you disagree
     The registration statement of which this prospectus forms a part provides for the sale of up to an aggregate of 641,671,157 shares of our common stock by selling stockholders who presently beneficially own, in the aggregate as of January 31, 2006, approximately 92.5% of our common stock. Also, five of the selling stockholders and their affiliates beneficially own 585,387,666 shares, or approximately 77.1% of our common stock. The interests of one or more of those stockholders could differ from those of other stockholders. As a result of any substantial share ownership that one or more of those stockholders retain, such stockholder or stockholders may have the ability to influence significantly any decisions relating to:
•	elections to our board of directors;

•	amendments to our certificate of incorporation;

•	the outcome of any corporate transaction or other matter submitted to our stockholders for approval, including mergers, consolidations and the sale of all or substantially all our assets; and

•	a change in control of our company (which may have the effect of discouraging third party offers to acquire our company).
The conversion and earlier exchange of our Series B preferred stock, the completion of the private placement of our common stock, and the shares of our common stock issued as a result of the exchange of a portion of our 8% Subordinated Secured Notes resulted in significant and immediate dilution of our existing stockholders and the book value of their common stock
     Between October and December 2005, we completed a series of transactions which resulted in a significant increase in the amount of outstanding shares of our common stock:
•	On October 27, 2005, we issued 95,084,105 shares of our common stock in exchange for 171,589 shares of our Series B preferred stock;

•	On December 12, 2005, the remaining 828,411 shares of our Series B preferred stock converted into 459,055,251 shares of our common stock in accordance with the certificate of designation governing the preferences and rights of this security;

•	On December 19, 2005, we issued 52,650,000 shares of our common stock in a private placement, and we also completed the exchange of approximately $8 million in aggregate principal amount (including accrued and unpaid interest) of our 8% Subordinated Secured Notes for subordinated convertible notes due March 31, 2010, which were subsequently converted into 21,052,632 shares of our common stock prior to December 31, 2005; and

•	On December 23, 2005, we exchanged 13,829,169 shares of our common stock for $5.2 million aggregate principal amount (including accrued and unpaid interest) of our 8% Subordinated Secured Notes.
     As a result of these transactions, the equity interests of our existing common stockholders, as a percentage of the total number of the outstanding shares of our common stock, and the book value of the shares of our common stock were significantly diluted.
Future sales of substantial numbers of shares of our common stock in the public market could adversely affect the market price of our shares, which in turn could negatively impact your investment
     The market price of our common stock could decline as a result of sales of shares by our existing stockholders after this offering. These sales also might make it difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. All of the shares the selling stockholders are selling in this offering will be freely tradable following the completion of that sale without restriction under the Securities Act of 1933, unless purchased by our affiliates. The sale, or potential sale, of a significant number of shares of our common stock may cause the price of our common stock to fall.
Our common stock was delisted from the Nasdaq National Market which could make it more difficult to sell our common stock
     In order to issue common stock and the Series B preferred stock in the debt for equity exchange transaction completed June 10, 2005, without the lengthy delay associated with obtaining stockholder approval required under the Nasdaq Marketplace Rules, we decided to delist our common stock from the Nasdaq National Market in April 2005. After our common stock was delisted, it began trading in the over-the-counter market, primarily through listings in the OTC Bulletin Board. As a result, an investor may find it difficult to sell or obtain quotations as to the price of our common stock. Delisting could adversely affect investors’ perception, which could lead to further declines in the market price of our common stock. Delisting will also make it more difficult, time consuming and expensive for us to raise capital through sales of our common stock or securities convertible into our common stock.
Risks Relating to Our Business
Industry volatility may adversely affect results of operations
     The demand for our services depends, in large part, on the level of capital expenditures by oil and gas companies for developmental construction on the U.S. outer continental shelf in the Gulf of Mexico. As a result, the cyclical nature of the oil and gas industry has a significant effect on our revenues and profitability. Historically, prices of oil and gas, as well as the level of exploration and development activity, have fluctuated substantially. Any periods of low levels of activity in offshore drilling and development activity on the U.S. continental shelf in the Gulf of Mexico will affect our revenues and profitability. It is also possible that a sudden increase in demand for our services may only be a result of temporary, weather-related customer needs, or a brief suspension of activity by one or more of our competitors. Any significant decline in the worldwide demand for oil and gas or prolonged low oil or gas prices in the future, will likely depress development activity. We are unable to predict future oil and gas prices or the level of oil and gas industry activity.
We incur risks associated with contract bidding and the performance of extra work outside the original scope of work
     Most of our projects are performed on a fixed-price basis. We also perform projects on a day rate basis or cost-reimbursement basis. Changes in offshore job conditions and variations in labor and equipment productivity may affect the revenue and costs on a contract. These variations may affect our gross profits. In addition, typically during the summer construction season, and occasionally during the winter season, we bear a shared risk of interruptions, interferences and other delays caused by adverse weather conditions and other factors beyond our control with our customers. If the customer substantially increases the scope of our operations under the contract we are subjected to greater risk of interruptions, interferences and other delays as was the case with the EPC 64 contract. Pemex substantially increased the scope of our operations under this contract during 2000 to 2002, which subjected the project to greater interruptions due to adverse weather conditions and standby time as other contractors completed their work. When we perform extra work outside of the scope of the contract, we negotiate change orders and unapproved claims with our customers. In particular, unsuccessful negotiations of unapproved claims could result in decreases in estimated contract profit or additional contract losses and adversely affect our financial position, results of operations and our overall liquidity as is the case with respect to our current claims against Pemex.
We operate in a highly competitive industry
     Our business is highly competitive because construction companies operating offshore compete vigorously for available projects, which are typically awarded on a competitive bid basis. This competitive bid process could adversely affect our international expansion strategy and the likelihood of our being awarded projects in areas where we have not performed operations.
     Several of our competitors and potential competitors are larger and have greater financial and other resources. Competitors with greater financial resources may be willing to sustain losses on certain projects to prevent further market entry by other competitors. In addition, marine construction vessels have few alternative uses and high maintenance costs, whether they are operating or not. As a result, some companies may bid contracts at rates below our rates. These factors may adversely affect the number of contracts that are awarded to us and the profit margins on those contracts that are awarded to us. Additionally, as a result of the competitive bidding process, our significant customers vary over time.
Operating hazards may increase our operating costs; we have limited insurance coverage
     Offshore construction involves a high degree of operational risk. Risks of vessels capsizing, sinking, grounding, colliding and sustaining damage from severe weather conditions are inherent in offshore operations. These hazards may cause significant personal injury or property damage, environmental damage, and suspension of operations. In addition, we may be named as a defendant in lawsuits involving potentially large claims as a result of such occurrences. We maintain what we believe is prudent insurance protection against the risk of physical loss or damage to our property and against the risk of liabilities to third parties. We do not, however, believe it is economically feasible to carry business interruption insurance on our assets. We cannot assure that our insurance will be sufficient or effective under all circumstances. A successful claim for which we are not fully insured may have a material adverse effect on our revenues and profitability.
     The fire aboard the Gulf Horizon in May 2004 has negatively impacted revenues, profitability and liquidity. The underwriters on the insurance policy covering the Gulf Horizon while on tow have filed an action seeking to avoid coverage. The process of collecting any insurance proceeds has continued to impact our liquidity. Proceeds received from the insurance company will be used either to repair the vessel, or if the vessel ultimately is determined to be beyond repair, to repay debt secured by the vessel.
The seasonality of the marine construction industry may adversely affect our operations
     Historically, the greatest demand for marine construction services in the U.S. Gulf of Mexico has been during the period from May to September. This seasonality of the construction industry in the U.S. Gulf of Mexico is caused both by weather conditions and by the historical timing of capital expenditures by oil and gas companies which accompanies this. As a result, revenues are typically higher in the summer months and lower in the winter months. Although we are pursuing business opportunities in international areas that we believe will offset the seasonality in the U.S. Gulf of Mexico, we cannot assure that any international work will offset the seasonality of our operations in the U.S. Gulf of Mexico.

Our international operations are subject to significant risks
     A key element of our strategy has been to expand our operations into selected international oil and gas producing areas, which we will continue to do. These international operations are subject to a number of risks inherent in any business operating in foreign countries including, but not limited to:
•	political, social, and economic instability;

•	potential seizure or nationalization of assets;

•	increased operating costs;

•	modification or renegotiating of contracts;

•	import-export quotas;

•	other forms of government regulation which are beyond our control;

•	war or terrorist activity; and

•	fluctuating currency values, hard currency shortages and controls on currency exchange and repatriation of income or capital.
     As we continue to bid on international projects, the exposure to the above mentioned risks will increase. As a result, we could, at any one time, have a significant amount of our revenues generated by operating activity in a particular country. Therefore, our results of operations could be susceptible to adverse events beyond our control that could occur in the particular country in which we are conducting such operations.
     Additionally, our competitiveness in international areas may be adversely affected by regulations, including but not limited to regulations requiring:
•	the awarding of contracts to local contractors;

•	the employment of local citizens; and

•	the establishment of foreign subsidiaries with significant ownership positions reserved by the foreign government for local citizens.
     We cannot predict what types of the above events may occur.
We utilize percentage-of-completion accounting
     Since our contract revenues are recognized on a percentage-of-completion basis, we periodically review contract revenue and cost estimates as the work progresses. Accordingly, adjustments are reflected in income in the period when such revisions are determined. These adjustments could result in a revision of previously reported profits, which may be significant.
Estimates and assumptions that we use to prepare our financial statements could differ materially from actual future results
     The preparation of our financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. We must apply significant, subjective and complex estimates and judgments in this process. Because of the inherent uncertainties in this process, actual future results could differ materially from our estimates.
We are dependent on key personnel
     Our success depends on, among other things, the continued active participation of our executive officers and certain of our other key operating personnel. Our officers and personnel have extensive experience in the marine construction industry, both domestic and international. The loss of the services of any one of these persons could adversely impact our ability to implement our expansion strategy or perform awarded work.
We may incur additional expenditures to comply with governmental regulations
     Our operations are subject to various governmental regulations, violations of which may result in civil and criminal penalties, injunctions, and cease and desist orders. In addition, some environmental statutes may impose liability without regard to negligence or fault. Although our cost of compliance with such laws has to date been immaterial, such laws are changed frequently. Accordingly, it is impossible to predict the cost or impact of such laws on our future operations.
     We depend on demand for our services from the oil and gas industry, and this demand may be affected by changing tax laws and oil and gas regulations. As a result, the adoption of laws that curtail oil and gas production in our areas of operation may adversely affect us. We cannot determine to what extent our operations may be affected by any new regulations or changes in existing regulations.
A possible terrorist attack or armed conflict could harm our business
     Terrorist activities, anti-terrorist efforts and other armed conflict involving the U.S. may adversely affect the U.S. and global economies and could prevent us from meeting our debt service, financial and other contractual obligations. If any of these events occur, the resulting political instability and societal disruption could reduce overall demand for marine construction services. Oil and gas related facilities and assets, including our marine equipment, could be direct targets for terrorists attacks, and our operations could be adversely impacted if infrastructure integral to our customers’ operations is damaged or destroyed. Costs for insurance and other security may increase as a result of these threats, and some insurance coverage may become more difficult to obtain, if available at all. Our efforts to expand internationally, especially into the Mediterranean, may increase these risks.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
     Some of the statements in this prospectus and in some of the documents that we incorporate by reference in this prospectus are forward-looking statements about our expectations of what may happen in the future. Statements that are not historical facts are forward-looking statements. These statements are based on the beliefs and assumptions of our management and on information currently available to us. Forward-looking statements can sometimes be identified by our use of forward-looking words like “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “will,” “plan” and similar expressions.
     Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions. Our future results and stockholder value may differ significantly from those expressed in or implied by the forward-looking statements contained in this prospectus and in the information incorporated in this prospectus. Many of the factors that will determine these results and values are beyond our ability to control or predict. We caution you that a number of important factors could cause actual results to be very different from and worse than our expectations expressed in or implied by any forward-looking statement. These factors include, but are not limited to, those discussed in “Risk Factors” beginning on page 1.
     Our management believes these forward-looking statements are reasonable. However, you should not place undue reliance on these forward-looking statements, which are based only on our current expectations. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to publicly update any of them in light of new information or future events.

USE OF PROCEEDS
     We will not receive proceeds from any sale of common stock by the selling stockholders.
SELLING STOCKHOLDERS
     We are registering the sale of 641,671,157 shares of our common stock on behalf of the selling stockholders. The following table sets forth the number and percentage of our shares of common stock owned by the selling stockholders as of January 31, 2006, and the number and percentage of our shares of common stock that will be owned assuming the sale of all the shares offered hereby:

				Number of
	Number of	Percentage		Shares of	Percentage of
	Shares of	of Common	Number of	Common Stock	Common Stock
	Common Stock	Stock	Shares of	Beneficially	Beneficially
	Beneficially	Beneficially	Common Stock	Owned After	Owned
Name of Selling Stockholder	Owned	Owned(1)	to be Sold	Offering	After Offering(1)

Elliott Associates, L.P.(2)	59,310,942	7.8%	54,011,996	5,298,946	*
Elliott International, L.P.(3)	98,630,798	13.0%	88,994,795	9,636,003	1.3%
Manchester Securities Corp.(4)	92,211,242	12.1%	83,202,416	9,008,826	1.2%
Falcon Mezzanine Partners, LP(5)	80,014,385	10.5%	72,734,045	7,280,340	1.0%
Highland Crusader Offshore Partners, L.P.(6)	56,083,170	7.4%	50,975,699	5,107,471	*
SACC Partners, LP(7)	58,523,119	7.7%	53,329,185	5,193,934	*
D.E. Shaw Laminar Portfolios, L.L.C.(8)	11,136,382	1.5%	10,332,814	803,568	*
Lloyd I. Miller, III	52,374,970	6.9%	47,258,056	5,116,914	*
Kevin G. Douglas and Michelle M. Douglas	5,402,035	*	5,032,720	369,315	*
Trust A-4, by Lloyd I. Miller, III(9)	39,544,078	5.2%	35,680,711	3,863,367	*
Trust C, by Lloyd I. Miller, III (10)	13,869,480	1.8%	12,514,463	1,355,017	*
Marli B. Miller(11)	1,946,164	*	1,756,028	190,136	*
Milfam II, L.P.(12)	20,452,346	2.7%	18,454,198	1,998,148	*
Douglas Family Trust(13)	2,701,019	*	2,516,361	184,658	*
James Douglas and Jean Douglas Irrevocable Descendant’s Trust(14)	2,701,019	*	2,516,361	184,658	*
Langley Partners, L.P.(15)	7,041,117	*	6,428,819	612,298	*
B. Riley & Co., Inc.(16)	5,419,175	*	4,960,132	459,043	*
Richard Riley	508,068	*	478,224	29,844	*
Lloyd I. Miller, III, Generation Skipping Trust, dated 12/31/91(17)	305,468	*	275,624	29,844	*
MilFam LLC(18)	678,975	*	612,641	66,334	*
Catherine C. Miller Irrevocable Trust, dated 3/26/91(19)	305,468	*	275,624	29,844	*
Alexandra B. Miller(20)	305,468	*	275,624	29,844	*
B. Riley & Co. Retirement Trust(21)	797,975	*	727,932	70,043	*

				Number of
	Number of	Percentage		Shares of	Percentage of
	Shares of	of Common	Number of	Common Stock	Common Stock
	Common Stock	Stock	Shares of	Beneficially	Beneficially
	Beneficially	Beneficially	Common Stock	Owned After	Owned
Name of Selling Stockholder	Owned	Owned(1)	to be Sold	Offering	After Offering(1)

Bryant and Carleen Riley	574,944	*	526,690	48,254	*
Hedgehog Capital LLC(22)	16,590,043	2.2%	14,969,233	1,620,810	*
The Conus Fund, L.P.(23)	9,304,209	1.2%	8,462,066	842,143	*
East Hudson Inc. (BVI)(24)	1,650,537	*	1,501,143	149,394	*
The Conus Fund Offshore Ltd.(25)	1,712,326	*	1,557,340	154,986	*
The Conus Fund (QP) L.P.(26)	2,939,199	*	2,673,166	266,033	*
Rimrock High Income Plus (Master) Fund(27)	1,947,552	*	1,947,552	—	*
Milfam I, L.P.(28)	4,039,499	*	4,039,499	—	*
Delta Offshore, Ltd (29)	23,517,800	3.1%	23,058,000	459,800	*
Delta Institutional, LP (29)	14,620,900	1.9%	14,335,000	285,900	*
Delta Onshore, LP (29)	2,474,300	*	2,426,000	48,300	*
Delta Pleiades, LP (29)	2,350,000	*	2,304,000	46,000	*
Touradji Global Resources Master Fund, Ltd. (30)	7,895,000	1.0%	7,895,000	—	*
Talkot Crossover Fund L.P. (31)	1,880,000	*	1,880,000	—	*
Five Corners Partners L.P. (32)	752,000	*	752,000	—	*

Total	702,511,172	92.5%	641,671,157	60,840,015	8.0%

*	Less than one percent.

(1)	Calculated on the basis of 759,371,016 shares of common stock, which is the number of shares of our common stock outstanding on January 31, 2006.

(2)	Paul E. Singer and Elliott Capital Advisors, L.P., a Delaware limited partnership and Elliott Special GP, LLC, a Delaware limited liability company, both of which are controlled by Mr. Singer, are the general partners of Elliott Associates, L.P. Mr. Singer has both voting and investment decision power with respect to the shares held by Elliott Associates, L.P.

(3)	Hambledon, Inc., a Cayman Islands corporation which is also controlled by Mr. Singer, is the general partner of Elliott International, L.P. Elliott International Capital Advisors, Inc., a Delaware corporation which is also controlled by Mr. Singer, is the investment manager for Elliott International, L.P. Mr. Singer has both voting and investment decision power with respect to the shares held by Elliott International, L.P.

(4)	Manchester Securities Corp. is a wholly owned subsidiary of Elliott Associates, L.P.

(5)	The general partner of Falcon Mezzanine Partners, LP is Falcon Mezzanine Investments, LLC, which has contracted with Falcon Investment Advisors, LLC to execute investment decisions on behalf of Falcon Mezzanine Partners, LP. Falcon Investment Advisors, LLC is a 100% owned subsidiary of Falcon Partners Holdings, LLC whose members are Alva Falconer Holdings, Rafael Fogel, William J. Kennedy Jr., Eric Y. Rogoff and John S. Schnabel. Falcon Partners Holdings, LLC also has a controlling interest in Falcon Capital Markets, LLC, a registered broker-dealer. Alva Falconer Holdings is the managing member of Falcon Partners Holdings, LLC, and holds a controlling interest. Alva Falconer Holdings is controlled by Mr. Sandeep D. Alva and has voting and investment decision power with respect to the shares held by Falcon Partners Holdings, LLC.

(6)	Highland Crusader Offshore Partners, L.P. is controlled by its general partner, Highland Crusader Fund GP, L.P.,

which is controlled by its general partner, Highland Crusader GP, LLC. Highland Capital Management, L.P. is the sole member of Highland Crusader GP, LLC. Strand Advisors, Inc. is the general partner of Highland Capital Management, L.P. and James D. Dondero is the president and director of Strand Advisors, Inc. James D. Dondero may be deemed to have both voting and investment decision power with respect to the shares held by Highland Crusader Offshore Partners, L.P.

(7)	Tom Kelleher is the General Partner of SACC Partners, LP and has both voting and investment decision power with respect to the shares held by SACC Partners, LP.

(8)	D.E. Shaw & Co. L.P., as investment adviser, has voting and investment decision power with respect to the shares owned by D.E. Shaw Laminar Portfolios, L.L.C. Julius Guadio, Eric Wepsic, Maximilian Stone, and Anne Denning, or their designees, exercise voting and investment control over the shares of D.E. Shaw & Co. L.P.’s behalf.

(9)	PNC Bank, N.A. (“PNC”) is the trustee of Trust A-4. Lloyd I. Miller, III (“Mr. Miller”) is the advisor to the trustee of Trust A-4 pursuant to that certain Investment Advisory Agreement, dated April 1, 2002, between PNC and Mr. Miller. As advisor to the trustee, Mr. Miller has both voting and investment decision power with respect to the shares held by Trust A-4.

(10)	Mr. Miller is the investment advisor to the trustee of Trust C. Trust C was created pursuant to an Amended and Restated Trust Agreement, dated September 20, 1983 (the “Trust Agreement”). Mr. Miller is the investment advisor to PNC, the trustee named in the Trust Agreement. Mr. Miller shares beneficial ownership of the shares held by Trust C with PNC.

(11)	Mr. Miller has shared voting and investment decision power with respect to the shares held by Marli B. Miller pursuant to that certain PNC Advisors Custody Agreement established on December 9, 2003 by Marli B. Miller.

(12)	MilFam LLC is the General Partner of Milfam II, L.P., a Georgia limited partnership. As manager of MilFam LLC, the General Partner of Milfam II, L.P., Mr. Miller has both voting and investment decision power with respect to the shares held by Milfam II, L.P.

(13)	James Douglas, Jr. and Jean Douglas are the sole trustees of the Douglas Family Trust and share both voting and investment decision power with respect to the shares held by the Douglas Family Trust.

(14)	Kevin and Michelle Douglas are the sole trustees of the James Douglas and Jean Douglas Irrevocable Descendant’s Trust and share both voting and investment decision power with respect to the shares held by the James Douglas and Jean Douglas Irrevocable Descendant’s Trust.

(15)	Jeffrey Thorp is the Managing Member of Langley Capital, LLC, the General Partner of Langley Partners, L.P., and may be deemed to have both voting and investment decision power of Langley Partners, L.P. with respect to the shares deemed beneficially owned by Langley Capital, LLC.

(16)	Bryant Riley is the Chairman of B. Riley & Co., Inc., a registered broker-dealer, and has both voting and investment decision power with respect to the shares held by B. Riley & Co., Inc.

(17)	Mr. Miller formed and serves as the trustee for a generation skipping trust. As trustee, Mr. Miller has both voting and investment decision power with respect to the shares held by Lloyd I. Miller, III Generation Skipping Trust, dated 12/31/91.

(18)	Mr. Miller is the manager of MilFam LLC, an Ohio limited liability company. As the manager of MilFam LLC, Mr. Miller has both voting and investment decision power with respect to the shares held by MilFam LLC.

(19)	Mr. Miller is the trustee of an Irrevocable Trust Agreement, made on March 26, 1991, by Catherine C. Miller, as the grantor, and Mr. Miller, as trustee, for the benefit of issue of the grantor. As trustee, Mr. Miller has both voting and investment decision power with respect to the shares held by the Catherine C. Miller Irrevocable Trust, dated 3/26/91.

(20)	Mr. Miller is the custodian to an account created pursuant to the Florida Uniform Gift to Minors Act for Alexandra Miller (“Alexandra UGMA”). As custodian, Mr. Miller has both voting and investment decision power with respect to the shares held by Alexandra UGMA.

(21)	Bryant Riley is the sole trustee of B. Riley & Co. Retirement Trust and has both voting and investment decision power with respect to the shares held by B. Riley & Co. Retirement Trust.

(22)	David T. Lu is the Managing Member of Hedgehog Capital LLC and has both voting and investment decision power with respect to the shares held by Hedgehog Capital LLC.

(23)	Andrew D. Zacks is the Managing Member of Conus Capital, LLC, the general partner of The Conus Fund, L.P., and may be deemed to have both voting and investment decision power of The Conus Fund, L.P. with respect to the shares deemed beneficially owned by Conus Capital, LLC.

(24)	Andrew D. Zacks is the Managing Director of Conus Partners, Inc., the investment manager of East Hudson Inc. (BVI), and has both voting and investment decision power with respect to the shares held by East Hudson Inc. (BVI).

(25)	Andrew D. Zacks is the Managing Director of Conus Partners, Inc., the investment manager of The Conus Fund Offshore Ltd., and has both voting and investment decision power with respect to the shares held by The Conus Fund Offshore Ltd.

(26)	Andrew D. Zacks is the Managing Member of Conus Capital, LLC, the general partner of The Conus Fund (QP) L.P., and may be deemed to have both voting and investment decision power of The Conus Fund (QP) L.P. with respect to the shares deemed beneficially owned by Conus Capital, LLC.

(27)	Dave Edington, Chris Chester, Steve Foulke, and Paul Westhead are the Managing Directors of Rimrock Capital Management LLC, the investment manager of the Rimrock High Income Plus (Master) Fund, and have both voting and investment decision power with respect to the shares held by the Rimrock High Income Plus (Master) Fund.

(28)	MilFam LLC is the General Partner of Milfam I, L.P., a Georgia limited partnership. As manager of MilFam LLC, the General Partner of Milfam I, L.P., Mr. Miller has both voting and investment decision power with respect to the shares held by Milfam I, L.P.

(29)	Trafelet & Company, LLC is the investment manager to Delta Offshore, Ltd., Delta Pleiades, LP, and Delta Institutional, LP, and Delta Onshore, LP and has the authority to vote the shares held by such entities and is, therefore, deemed to own beneficially such securities.

(30)	Touradji Global Resources Masters Fund, Ltd. is an investment partnership managed by Touradji Capital Management LP. Paul Touradji as Managing Partner of Touradji Capital Management LP, controls the shares held by Touradji Global Resources Master Fund, Ltd.

(31)	Talkot Crossover Fund, L.P., is an investment partnership managed by Talkot Capital, LLC. Thomas B. Akin as the Managing General Partner of the Talkot Crossover Fund, L.P. and Managing Director of Talkot Capital, LLC, controls the shares held by Talkot Crossover Fund, L.P.

(32)	Five Corners Partners is a subsidiary of Hoefer and Arnett Capital Management. Kevin Daly, as the manager of Five Corner Partners, controls the shares held by Five Corners Partners, L.P.
     In connection with the private placement of our common stock and the exchange of our 8% Subordinated Secured Notes referenced herein, we entered into a registration rights agreement with the selling stockholders pursuant to which they had the right to require us to file a registration statement under the Securities Act of 1933 so that they may sell the 87,531,801 shares of our common stock received in connection with such transactions. This registration rights agreement also requires us to file a registration statement with respect to the 554,139,356 shares of our common stock issued upon the conversion or earlier exchange of our Series B preferred stock.
PLAN OF DISTRIBUTION
     We are registering for resale 641,671,157 shares of our common stock on behalf of the selling stockholders and their transferees or other successors in interest that receive the shares as a distribution or other non-sale related transfer from them. Such transferees together with the stockholders named above are referred to in this prospectus as the selling stockholders. We will receive no proceeds from the sale of common stock by the selling stockholders.
     The selling stockholders may offer and sell shares of common stock from time to time as follows (if at all):
•	to or through underwriters, brokers or dealers;

•	directly to one or more other purchasers;

•	through agents on a best-efforts basis; or

•	otherwise through a combination of any of these methods of sale.
     If a selling stockholder sells shares of common stock through underwriters, dealers, brokers or agents, those underwriters, dealers, brokers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of the shares of common stock.
     The shares of common stock may be offered and sold from time to time in one or more transactions:
•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices;

•	at varying prices determined at the time of sale; or

•	at negotiated prices.
     These offers and sales may be effected from time to time in one or more transactions:
•	on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in block transactions in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses, in which the same broker acts as an agent on both sides of the trade;

•	in transactions otherwise than on exchanges or services or in the over-the-counter market;

•	in ordinary brokerage transactions;

•	through the writing of options;

•	through privately negotiated transactions; or

•	through other types of transactions.
     In connection with sales of common stock or otherwise, and subject to applicable restrictions under the Securities Exchange Act of 1934, referred to in this prospectus as the Exchange Act, including Regulation M thereunder, the selling stockholders may enter into hedging transactions with broker-dealers or others, who may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders also may transfer shares of common stock in other circumstances in which case the transferees or other successors in interest will be the selling stockholders for purposes of this prospectus. The selling stockholders may sell short the common stock in connection with establishing “put-equivalent” positions permitted under Section 16(c) of the Exchange Act, and may deliver this prospectus in connection with short sales and use the shares of common stock covered by the prospectus to cover these short sales. In addition, any shares of common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or any other available exemption from registration under the Securities Act of 1933 may be sold under Rule 144 or another available exemption.
     The selling stockholders who are registered broker-dealers are deemed to be “underwriters” within the meaning of the Securities Act. In addition, selling stockholders who are affiliates of registered broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act if such selling stockholder (i) did not acquire the shares of common stock in the ordinary course of business or (ii) had any agreement or understanding, directly or indirectly, with any person to distribute the shares of common stock. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act, and such selling stockholders may be subject to certain additional regulations and statutory liabilities under the Securities Act and Exchange Act. To our knowledge and based upon information we received from the selling stockholders, (i) each selling stockholder that is a registered broker-dealer or affiliated with a registered broker-dealer acquired the shares of common stock in the ordinary course of business, (ii) such selling stockholder did not have any agreement or understanding, directly or indirectly, with any person to distribute the shares of common stock, and (iii) no such selling stockholder received any securities as underwriting compensation. We are also not aware of any underwriting plan or agreement, underwriters’ or dealers’ compensation, or passive market making or stabilizing transactions involving the purchase or distribution of these securities.
     At the time a particular offering of shares of common stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, if any, and any discounts, commissions or concessions allowed or reallowed to be paid to brokers or dealers.
     The selling stockholders and any other person participating in a distribution of the shares of common stock will be subject to applicable provisions of the Exchange Act, and the rules and regulations under the Exchange Act, including, without limitation, Regulation M which may limit the timing of purchases and sales of shares of common stock by the selling stockholders and any other person participating in the distribution. Furthermore, Regulation M under the Exchange Act may restrict the ability of any person engaged in a distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock being distributed for a period of up to five business days prior to the commencement of the distribution. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.
     All expenses incurred in connection with the registration of the shares, including printer’s and accounting fees and the fees, disbursements and expenses of our counsel and of a single counsel selected by the selling stockholders will be borne by us. Commissions, brokerage fees and discounts, if any, attributable to the sales of the shares of common stock by the selling stockholders will be borne by the selling stockholders. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares of common stock against certain liabilities, including liabilities arising under the Securities Act. We and the selling stockholders have agreed to indemnify each other against certain liabilities, including liabilities arising under the Securities Act.
     In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is complied with.
     Agents, underwriters or dealers may engage in transactions with or perform services for us in the ordinary course of business.
LEGAL MATTERS
     The validity of the common stock offered by this prospectus will be passed upon for us by Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P., New Orleans, Louisiana.
EXPERTS
     The consolidated financial statements and management’s assessment of the effectiveness of internal control over financing reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) of Horizon Offshore, Inc. and subsidiaries as of and for the year ended December 31, 2004 incorporated into this prospectus by reference to Amendment No. 2 on Form 10-K/A (filed August 16, 2005) to our Annual Report on

Form 10-K for the year ended December 31, 2004 (filed March 31, 2005), have been audited by Grant Thornton LLP, independent registered public accounting firm, as indicated in their reports with respect thereto, and are included herein, and upon the authority of said firm as experts in accounting and auditing.
     The consolidated financial statements of Horizon Offshore, Inc. and subsidiaries as of December 31, 2003 and for each of the two years in the period ended December 31, 2003 incorporated in this prospectus by reference to Amendment No. 2 on Form 10-K/A (filed August 16, 2005), have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the issuance of Subordinated Notes on March 11, 2004 and the Company’s financing and liquidity position) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
     We have filed with the SEC a registration statement on Form S-3, including exhibits and schedules, in connection with the common stock to be sold in this offering. This prospectus is part of the registration statement and does not contain all the information included in the registration statement. For further information about us and the common stock to be sold in this offering, please refer to the registration statement. When a reference is made in this prospectus to any contract, agreement or other document, the reference may not be complete and you should refer to the copy of that contract, agreement or other document filed as an exhibit to the registration statement or to one of our previous SEC filings.
     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can inspect and copy that information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C., 20549. You can call the SEC at 1-800-SEC-0330 for more information about the SEC’s Public Reference Room. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants, like us, that file reports with the SEC electronically. The SEC’s Internet address is http://www.sec.gov.
     We maintain an Internet site at http://www.horizonoffshore.com that contains information about our business. The information contained at our Internet site is not part of this prospectus.
     The SEC allows us to “incorporate by reference” much of the information we file with it. This means that we can disclose important information to you by referring you to another document that we filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. You should read the information incorporated by reference because it is an important part of this prospectus.
     We incorporate by reference the following documents that we have filed with the SEC pursuant to the Securities Exchange Act of 1934; provided however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K:
•	Our annual report on Form 10-K for the fiscal year ended December 31, 2004 (filed on March 31, 2005), Amendment No. 1 on Form 10-K/A (filed on April 28, 2005), and Amendment No. 2 on Form 10-K/A (filed on August 16, 2005);
•	Our quarterly report on Form 10-Q for the quarter ended March 31, 2005 (filed on May 10, 2005), and Amendment No. 1 on Form 10-Q/A (filed on August 16, 2005);
•	Our quarterly report on Form 10-Q for the quarter ended June 30, 2005 (filed on August 15, 2005);
•	Our quarterly report on Form 10-Q for the quarter ended September 30, 2005 (filed on November 9, 2005);
•	Our current reports on Form 8-K, and any amendments thereto, filed on January 21, 2005, February 11, 2005, February 18, 2005, March 17, 2005, March 31, 2005, April 5, 2005, April 27, 2005, May 10,

2005, May 25, 2005, June 16, 2005, July 7, 2005, July 8, 2005, July 20, 2005, August 8, 2005, August 10, 2005, August 11, 2005, August 16, 2005, September 19, 2005, September 27, 2005, November 1, 2005, November 9, 2005, December 12, 2005, December 22, 2005, December 29, 2005, February 3, 2006 and February 6, 2006;
•	The description of our common stock set forth under the heading “Description of Capital Stock” in our registration statement on Form S-1, File No. 333-43965, originally filed with the SEC on January 9, 1998; and
•	All documents filed by us with the SEC pursuant to Sections 13(a), 14 or 15(d) of the Securities Exchange Act (other than current reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, unless otherwise indicated therein) after the date of this prospectus and prior to the termination of this offering.
     Any document, and any statement contained in a document, incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such document or statement. Any such document or statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
     You should rely only on the information incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of our common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front page of those documents.
     At your request, we will provide you with a free copy of any of these filings. You may request copies by writing or telephoning us at:
Horizon Offshore, Inc.
2500 CityWest Boulevard, Suite 2200
Houston, Texas 77042
Attn: William B. Gibbens, III
(713) 361-2600

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
     The fees and expenses payable by us in connection with the issuance and distribution of the securities of Horizon Offshore, Inc. (the “Company”) registered hereunder are as follows:

Securities and Exchange Commission registration fee	$77,241.17
*Legal fees and expenses	30,000.00
*Accounting fees and expenses	20,000.00
*Printing	5,000.00
*Miscellaneous	2,758.83

Total:	$135,000.00

*	Estimated.
Item 15. Indemnification of Directors and Officers.
     The Company’s Certificate of Incorporation (the “Certificate”) contains provisions eliminating the personal liability of the directors to the Company and its stockholders for monetary damages for breaches of their fiduciary duties as directors to the fullest extent permitted by the Delaware General Corporation Law. By virtue of these provisions, under current Delaware law a director of the Company will not be personally liable for monetary damages for a breach of his or her fiduciary duty except for liability for (a) a breach of his or her duty of loyalty to the Company or to its stockholders, (b) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) dividends or stock repurchases or redemptions that are unlawful under Delaware law and (d) any transaction from which he or she receives an improper personal benefit. In addition, the Certificate provides that if a Delaware law is amended to authorize the further elimination or limitation of the liability of a director, then the liability of the directors shall be eliminated or limited to the fullest extent permitted by Delaware law, as amended. These provisions pertain only to breaches of duty by directors as directors and not in any other corporate capacity, such as officers, and limit liability only for breaches of fiduciary duties under Delaware corporate law and not for violations of other laws such as the federal securities laws.
     The Company’s bylaws require the Company to indemnify its directors and officers against certain expenses and costs, judgments, settlements and fines incurred in the defense of any claim, including any claim brought by or in the right of the Company, to which they were made parties by reason of being or having been directors and officers, subject to certain conditions and limitations.
     In addition, each of the Company’s directors has entered into an indemnity agreement with the Company, pursuant to which the Company has agreed under certain circumstances to purchase and maintain directors’ and officers’ liability insurance. The agreements also provide that the Company will indemnify the directors against any costs and expenses, judgments, settlements and fines incurred in connection with any claim involving a director by reason of his position as director that are in excess of the coverage provided by such insurance, provided that the director meets certain standards of conduct. Under the indemnity agreements, the Company is not required to purchase and maintain directors’ and officers’ liability insurance if it is not reasonably available or, in the reasonable judgment of the Board of Directors, there is insufficient benefit to the Company from the insurance.

Item 16. Exhibits.

4.1	Specimen stock certificate (incorporated by reference to the Company’s Registration Statement on Form S-1 (Registration Statement No. 333-43965)).

4.2	Amended and Restated Registration Rights Agreement, dated as of December 19, 2005, among the Company and the initial holders named therein (incorporated by reference to Exhibit 10.4 to the Company’s current report on Form 8-K dated December 16, 2005).

5.1	Opinion of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.

23.1	Consent of Grant Thornton LLP.

23.2	Consent of PricewaterhouseCoopers LLP.

23.3	Consent of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. (included in Exhibit 5.1).

24.1	Powers of Attorney.*
_______________
• Included on the signature page hereof.
Item 17. Undertakings.
               (a) The registrant hereby undertakes:
                    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
                         (A) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
                         (B) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
                         (C) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
                              provided, however, that paragraphs (a)(1)(A) and (a)(1)(B) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

     provided, however, that paragraphs (a)(1)(A) and (a)(1)(B) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and
     paragraphs (a)(1)(A), (a)(1)(B) and (a)(1)(C) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
          (A) If the registrant is relying on Rule 430B:
               (i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
               (ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or
          (B) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

     (5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
               (A) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
               (B) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
               (C) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
               (D) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
     (b) The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
     (d) The registrant hereby undertakes that:
          (1) For purposes of determining any liability under the Securities Act of 1933, the information emitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on February 10, 2006.

HORIZON OFFSHORE, INC.
By:	/s/ David W. Sharp
David W. Sharp
President and Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of David W. Sharp and Ronald D. Mogel, or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.
[Signatures are on following page.]

S-1

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David W. Sharp
David W. Sharp	President, Chief Executive Officer and Director	February 10, 2006
(Principal Executive Officer)

/s/ Ronald D. Mogel
Ronald D. Mogel	Chief Financial Officer and Vice President	February 10, 2006
(Principal Financial and
Accounting Officer)

/s/ John T. Mills
John T. Mills	Chairman of the Board	February 10, 2006

Raymond L. Steele	Director

Ken R. LeSuer	Director

/s/ Charles O. Buckner
Charles O. Buckner	Director	February 10, 2006

S-2

EXHIBIT INDEX

4.1	Specimen stock certificate (incorporated by reference to the Company’s Registration Statement on Form S-1 (Registration Statement No. 333-43965)).

4.2	Amended and Restated Registration Rights Agreement, dated as of December 19, 2005, among the Company and the initial holders named therein (incorporated by reference to Exhibit 10.4 to the Company’s current report on Form 8-K dated December 16, 2005).

5.1	Opinion of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.

23.1	Consent of Grant Thornton LLP.

23.2	Consent of PricewaterhouseCoopers LLP.

23.3	Consent of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. (included in Exhibit 5.1).

24.1	Powers of Attorney.*
_______________
*	Included on the signature page hereof.